Exhibit 99.1

IASIS Healthcare Announces First Quarter 2016 Results

FRANKLIN, Tenn.--(BUSINESS WIRE)--February 16, 2016--IASIS Healthcare® LLC (“IASIS” or the “Company”) today announced financial and operating results for the fiscal first quarter ended December 31, 2015. The Company’s discontinued operations in the accompanying consolidated financial statements have been excluded from Consolidated Financial and Operating Data and Supplemental Consolidated Statements of Operations Information for the fiscal first quarters ended December 31, 2015 and 2014.

Key Financial & Operating Results

First Quarter Fiscal 2016

Revenue for the first quarter totaled $802.8 million, an increase of 19.9%, compared to $669.5 million in the prior year quarter. Adjusted EBITDA for the first quarter totaled $57.4 million, compared to $55.9 million in the prior year quarter. Net loss from continuing operations before income taxes for the first quarter totaled $3.8 million, compared to $3.0 million in the prior year quarter. Included in the Company’s operating results for the first quarter were $0.9 million in costs related to the Company’s current conversion to a new integrated clinical and revenue cycle system.

Acute care revenue for the first quarter totaled $489.6 million, an increase of 5.4% compared to the prior year quarter. In the first quarter, adjusted admissions increased 1.7% and admissions decreased 1.6%, each compared to the prior year quarter. Net patient revenue per adjusted admission in the first quarter increased 3.4% compared to the prior year quarter.

Premium, service and other revenue in the Company’s managed care risk platform for the first quarter totaled $313.3 million, an increase of 52.8% compared to the prior year quarter. Total lives served across all managed care division product lines increased 86.0% to 628,000 at December 31, 2015. Effective October 1, 2015, the Company’s managed care risk platform commenced operations of an integrated acute and behavioral health plan joint venture in Northern Arizona. This joint venture provides standalone behavioral health benefits for 220,900 plan members in Northern Arizona and acute and behavioral care on an integrated basis for 5,600 members who are seriously mentally ill. Excluding this new integrated acute and behavioral health plan, lives in the remainder of the Company’s managed care risk platform also increased 20.6% in the first quarter when compared to the prior year quarter.

For the first quarter, the medical loss ratio (“MLR”) associated with premium revenue across all health plans in the Company’s managed care risk platform was 89.6%, compared to 91.4% in the prior year quarter.

Cash Flow Analysis

Cash flows used in operating activities for the first quarter ended December 31, 2015, totaled $7.0 million, compared to $11.5 million in the prior year quarter. Cash flows used in investing activities for the first quarter ended December 31, 2015, totaled $44.9 million, compared to cash flows used in investing activities of $29.5 million in the prior quarter.

Information Systems Conversion

The Company is currently in the process of converting to a new integrated clinical and revenue cycle system, a project in which the Company expects to make significant investments through the 2019 fiscal year. During the first quarter ended December 31, 2015, the Company spent $7.7 million in cash associated with its conversion efforts, $2.2 million of which is included in cash flows used in operating activities, $3.4 million of which is included in cash flows used in investing activities and $2.1 million of which is included in cash flows used in financing activities.

Conference Call

A listen-only simulcast of IASIS’ first quarter 2016 conference call will be available by clicking the “Investors” link on the Company’s Web site at www.iasishealthcare.com beginning at 11:00 a.m. Eastern Time on February 16, 2016. A copy of this press release will also be available on the Company’s Web site.

IASIS Healthcare is a healthcare services company that seeks to deliver high-quality, cost-effective healthcare through a broad and differentiated set of capabilities and assets that include acute care hospitals with related patient access points and a diversified managed care risk platform. With total annual revenue of approximately $2.9 billion, IASIS, headquartered in Franklin, Tennessee, owns and operates 17 acute care hospitals, one behavioral hospital and multiple other access points, including 141 physician clinics, multiple outpatient surgical units, imaging centers, and investments in urgent care centers and on-site employer-based clinics. Health Choice, the Company’s managed care risk platform, delivers services to more than 628,000 covered lives through its multiple health plans, accountable care networks and agreements to serve as a management services organization (“MSO”) with third party insurers. For more information on IASIS, please visit the Company’s Web site at www.iasishealthcare.com.

Some of the statements we make in this press release are forward-looking within the meaning of the federal securities laws, which are intended to be covered by the safe harbors created thereby. Those forward-looking statements include all statements that are not historical statements of fact and those regarding the Company’s intent, belief or expectations including, but not limited to, future financial and operating results, the Company’s plans, objectives, expectations and other statements that are not historical facts. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results in future periods to differ materially from those anticipated in the forward-looking statements. These risk factors and uncertainties are more fully described in Part I, Item 1A. “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015, as filed with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements contained in this press release are reasonable, any of these assumptions could prove to be inaccurate, and, therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by the Company or any other person that the Company’s objectives and plans will be achieved. We undertake no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

Adjusted EBITDA represents net loss from continuing operations before net interest expense, income tax benefit, depreciation and amortization, stock-based compensation, gain (loss) on disposal of assets, and management fees. Management fees represent monitoring and advisory fees paid to management companies affiliated with TPG and JLL. Management routinely calculates and communicates adjusted EBITDA and believes that it is useful to investors because it is commonly used as an analytical indicator within the healthcare industry to evaluate performance, allocate resources and measure leverage capacity and debt service ability. In addition, the Company uses adjusted EBITDA as a measure of performance for its business segments and for incentive compensation purposes. Adjusted EBITDA should not be considered as a measure of financial performance under generally accepted accounting principles, and the items excluded from adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to net earnings, cash flows generated by operating, investing, or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. Adjusted EBITDA, as presented, differs from “adjusted EBITDA” as defined under the Company’s Senior Secured Credit Facilities and may not be comparable to similarly titled measures of other companies. A table describing adjusted EBITDA and reconciling net loss from continuing operations to adjusted EBITDA is included in this press release in the attached Supplemental Consolidated Statements of Operations Information.

IASIS HEALTHCARE LLC
Consolidated Statements of Operations (Unaudited)
(in thousands)
	Quarter Ended December 31,
	2015	2014
Revenues
Acute care revenue before provision for bad debts	$581,401	$553,916
Less: Provision for bad debts	(91,815)	(89,352)
Acute care revenue	489,586	464,564
Premium, service and other revenue	313,262	204,974
Total revenue	802,848	669,538

Costs and expenses
Salaries and benefits (includes stock-based compensation of $1,607 and $1,865, respectively)	244,858	230,931
Supplies	84,851	80,051
Medical claims	266,707	175,972
Rentals and leases	21,332	18,709
Other operating expenses	129,750	113,221
Medicare and Medicaid EHR incentives	(442)	(3,415)
Interest expense, net	32,610	32,363
Depreciation and amortization	26,193	22,631
Management fees	1,250	1,250
Total costs and expenses	807,109	671,713

Loss from continuing operations before gain (loss) on disposal of assets and income taxes	(4,261)	(2,175)
Gain (loss) on disposal of assets, net	488	(848)

Loss from continuing operations before income taxes	(3,773)	(3,023)
Income tax benefit	(492)	(2,654)

Net loss from continuing operations	(3,281)	(369)
Loss from discontinued operations, net of income taxes	(4,053)	(1,500)

Net loss	(7,334)	(1,869)
Net earnings attributable to non-controlling interests	(2,801)	(2,287)

Net loss attributable to IASIS Healthcare LLC	$(10,135)	$(4,156)

IASIS HEALTHCARE LLC
Consolidated Balance Sheets (Unaudited)
(in thousands)
	Dec. 31, 2015	Sept. 30, 2015

ASSETS

Current assets
Cash and cash equivalents	$316,612	$378,513
Accounts receivable, net	340,160	317,729
Inventories	63,652	62,593
Deferred income taxes	–	2,645
Prepaid expenses and other current assets	170,597	200,555
Total current assets	891,021	962,035

Property and equipment, net	930,992	894,766
Goodwill	821,339	821,339
Other intangible assets, net	19,054	19,896
Other assets, net	54,848	55,596
Total assets	$2,717,254	$2,753,632

LIABILITIES AND EQUITY

Current liabilities
Accounts payable	$128,521	$131,152
Salaries and benefits payable	58,983	80,833
Accrued interest payable	9,497	26,896
Medical claims payable	125,856	104,296
Other accrued expenses and current liabilities	84,614	98,324
Current portion of long-term debt, capital leases and other long-term obligations	18,202	11,816
Total current liabilities	425,673	453,317

Long-term debt, capital leases and other long-term obligations	1,854,581	1,842,714
Deferred income taxes	110,211	118,477
Other long-term liabilities	93,495	95,553

Non-controlling interests with redemption rights	114,062	114,922

Equity
Member’s equity	107,035	117,847
Non-controlling interests	12,197	10,802
Total equity	119,232	128,649
Total liabilities and equity	$2,717,254	$2,753,632

IASIS HEALTHCARE LLC
Consolidated Statements of Cash Flows (Unaudited)
(in thousands)
	Quarter Ended December 31,
	2015	2014
Cash flows from operating activities
Net loss	$(7,334)	$(1,869)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	26,193	22,631
Amortization of loan costs	1,971	1,971
Amortization of deferred gain from sale-leaseback	(624)	(624)
Change in physician minimum revenue guarantees	949	827
Stock-based compensation	1,607	1,865
Deferred income taxes	(3,088)	9,721
Loss (gain) on disposal of assets, net	(488)	848
Loss from discontinued operations, net	4,053	1,500
Changes in operating assets and liabilities, net of the effect of acquisitions and dispositions:
Accounts receivable, net	(22,431)	(11,810)
Inventories, prepaid expenses and other current assets	27,469	4,655
Accounts payable, other accrued expenses and other accrued liabilities	(35,644)	(40,958)
Net cash used in operating activities – continuing operations	(7,367)	(11,243)
Net cash provided by (used in) operating activities – discontinued operations	329	(234)
Net cash used in operating activities	(7,038)	(11,477)

Cash flows from investing activities
Purchases of property and equipment	(35,844)	(23,410)
Cash paid for acquisitions, net	(8,180)	(3,900)
Proceeds from sale of assets	157	265
Change in other assets, net	(1,082)	(2,100)
Net cash used in investing activities – continuing operations	(44,949)	(29,145)
Net cash used in investing activities – discontinued operations	–	(340)
Net cash used in investing activities	(44,949)	(29,485)

Cash flows from financing activities
Payment of long-term debt, capital leases and other long-term obligations	(5,526)	(3,560)
Payment of debt financing costs	(245)	–
Cash paid for the repurchase of non-controlling interests	(860)	–
Distributions to non-controlling interests	(3,283)	(1,853)
Cash received for the sale of non-controlling interests	–	39
Net cash used in financing activities – continuing operations	(9,914)	(5,374)
Net cash used in financing activities – discontinued operations	–	(6)
Net cash used in financing activities	(9,914)	(5,380)

Change in cash and cash equivalents	(61,901)	(46,342)
Cash and cash equivalents at beginning of period	378,513	341,180
Cash and cash equivalents at end of period	$316,612	$294,838

Supplemental disclosure of cash flow information
Cash paid for interest	$48,038	$50,116
Cash received from income taxes, net	$11,488	$162
Supplemental disclosure of non-cash information
Financing obligation related to integrated clinical and revenue cycle systems conversion	$23,409	$–

IASIS HEALTHCARE LLC
Consolidated Financial and Operating Data (Unaudited)

	Quarter Ended December 31,
	2015	2014
Acute care operations (1)
Number of hospital facilities at end of period	17	16
Licensed beds at end of period	3,661	3,604
Average length of stay (days)	4.9	5.0
Occupancy rates (average beds in service)	46.4%	49.6%
Admissions	25,460	25,868
Percentage change	(1.6)%
Adjusted admissions	48,718	47,910
Percentage change	1.7%
Patient days	123,888	129,843
Adjusted patient days	237,061	240,483
Surgeries	18,111	16,811
Emergency room visits	105,347	106,340
Outpatient revenue as a percentage of gross patient revenue	47.7%	46.0%

Managed care operations
Health plan lives	503,500	229,600
MSO lives	91,100	88,300
Accountable care network lives	33,400	19,800
Total lives	628,000	337,700
Medical loss ratio (2)	89.6%	91.4%

(1) Excludes the impact of the Company’s Nevada operations, which are reflected in discontinued operations. Includes St. Luke’s Behavioral Hospital in Phoenix, Arizona.

(2) Represents medical claims expense as a percentage of premium revenue, including claims paid to the Company’s hospitals.

IASIS HEALTHCARE LLC
Supplemental Consolidated Statements of Operations Information (Unaudited)
(in thousands)
	Quarter Ended December 31,
	2015	2014
Consolidated Results
Net loss from continuing operations	$(3,281)	$(369)
Add:
Interest expense, net	32,610	32,363
Income tax benefit	(492)	(2,654)
Depreciation and amortization	26,193	22,631
Stock-based compensation	1,607	1,865
Loss (gain) on disposal of assets, net	(488)	848
Management fees	1,250	1,250
Adjusted EBITDA	$57,399	$55,934

CONTACT:
IASIS Healthcare® LLC
Investor Contact:
W. Carl Whitmer
President and Chief Executive Officer
or
John M. Doyle, 615-844-2747
Chief Financial Officer